Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in the annual report on Form 10-K (the "Annual Report") of Granite Ridge Resources, Inc. (the "Company") of our report prepared for the Company dated January 5, 2026, with respect to estimates of reserves and future net revenue to the Company's interest, as of December 31, 2025, in certain oil and gas properties located in Colorado, Louisiana, Montana, New Mexico, North Dakota, Ohio, Texas, and Wyoming. We also hereby consent to all references to our firm or such report included in or incorporated by reference into such Annual Report, and thus incorporated by reference into the Registration Statement on Form S-3 (File No. 333-268478) (including any amendments or supplements thereto, related appendices, and financial statements) and the Registration Statement on Form S-8 (File No. 333-269036) of Granite Ridge Resources, Inc.

    NETHERLAND, SEWELL & ASSOCIATES, INC.

    /s/ Eric J. Stevens
    By:
    Eric J. Stevens, P.E.
    President and Chief Operating Officer

Dallas, Texas
March 5, 2026